                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                           OAKWOOD HOMES CORPORATION
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                            OAKWOOD HOMES CORPORATION
                   P. O. BOX 27081, GREENSBORO, NORTH CAROLINA
                                   27425-7081

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                JANUARY 29, 1997

         NOTICE is hereby given that the Annual Meeting of Shareholders of Oakwood Homes Corporation (the Company) will be held in the Auditorium of the Joseph S. Koury Convention Center at the Four Seasons Holiday Inn, 3121 High Point Road, Greensboro, North Carolina on Wednesday, January 29, 1997 at 2:00 P.M., Local Time, for the purpose of considering and acting upon the following:

         1. Election of three members to the Board of Directors for a term of three years and until their successors are elected and qualified and election of one member to the Board of Directors for a term of two years and until his successor is elected and qualified.

         2. Ratification of the selection of Price Waterhouse LLP as independent public accountants for the fiscal year ending September 30, 1997.

         3. Any and all other matters that may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on November 29, 1996 as the record date for determining the shareholders entitled to notice of and to vote at the meeting or any adjournment thereof and only holders of Common Stock of the Company of record at such date will be entitled to notice thereof and to vote thereat.

         You are urged to attend the annual meeting in person but, if you are unable to do so, the Board of Directors will appreciate the prompt return of the enclosed proxy, dated and signed. The proxy may be revoked at any time before it is exercised and will not be exercised if you attend the meeting and vote in person.

         By order of the Board of Directors.

                                                     NICHOLAS J. ST. GEORGE
                                                     President



Greensboro, North Carolina
December 23, 1996

                            OAKWOOD HOMES CORPORATION
             P. O. BOX 27081, GREENSBORO, NORTH CAROLINA 27425-7081

                             ----------------------

                                 PROXY STATEMENT
                             ----------------------

GENERAL


         This Proxy Statement and the accompanying proxy card are being furnished to the shareholders of Oakwood Homes Corporation (the "Company") commencing on or about December 23, 1996 in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders to be held at the Auditorium of the Joseph S. Koury Convention Center at the Four Seasons Holiday Inn, 3121 High Point Road, Greensboro, North Carolina on Wednesday, January 29, 1997 at 2:00 P.M., Local Time, and at any adjournment thereof.

         Solicitation other than by mail may be made personally and by telephone by regularly employed officers and employees of the Company who will not be additionally compensated therefor. The Company will request brokers, dealers, banks or voting trustees, or their nominees, who hold stock in their names for others or hold stock for others who have the right to give voting instructions, to forward proxy material to their principals and request authority for the execution of the proxy and will reimburse such persons for their reasonable expenses in so doing. The total cost of soliciting proxies will be borne by the Company.

         Any proxy delivered in the accompanying form may be revoked by the person executing the proxy at any time before the authority thereby granted is exercised by filing an instrument revoking it or a duly executed proxy bearing a later date with the Secretary of the Company or if the person executing the proxy attends the meeting and elects to vote in person. If a choice is specified in the proxy, shares represented thereby will be voted in accordance with such choice. If no choice is made, the proxy will be voted FOR the action proposed.

         The only matters to be considered at the meeting, so far as known to the Board of Directors, are the matters set forth in the Notice of Annual Meeting of Shareholders and routine matters incidental to the conduct of the meeting. However, if any other matter should come before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy or their substitutes to vote the proxy in accordance with their best judgment on such matters.

         Each shareholder present or represented and entitled to vote on a matter at the meeting or any adjournment thereof will be entitled to one vote on such matter for each share held by him of record at the close of business on November 29, 1996, which is the record date for determining the shareholders entitled to notice of and to vote at such meeting or any adjournment thereof. The number of outstanding shares of the $.50 par value Common Stock of the Company (the Common Stock) at the close of business on November 29, 1996 was 45,848,319 shares.

PRINCIPAL HOLDERS OF THE COMMON STOCK AND HOLDINGS OF MANAGEMENT

         The following table sets forth certain information with respect to the beneficial ownership of the Common Stock of the only persons known by the Company to own beneficially more than 5% of the Common Stock:

                                  Number of Shares
                                    and Nature of          Percentage of
                                     Beneficial               Shares
Name and Address                      Ownership             Outstanding

FMR Corp.                            6,149,900(1)              13.4%
82 Devonshire Street
Boston, MA  02109

-------------------------

(1)      The information concerning beneficial ownership is derived from a
         Schedule 13G dated June 7, 1996, filed by FMR Corp. jointly on behalf of FMR Corp., Edward C. Johnson, Fidelity Management & Research Company ("Fidelity") and the Fidelity Magellan Fund ("Magellan"). Magellan owned 3,719,200 of such shares. FMR Corp. has sole voting power over 21,200 shares and sole dispositive power over all of the shares. FMR Corp. does not have shared voting or dispositive power over any of the shares. Fidelity carries out the voting of the shares owned directly by various Fidelity funds under written guidelines established by the funds' Boards of Directors.

         The following table sets forth as of November 29, 1996 certain information with respect to the beneficial ownership of the Common Stock by Mr.
J. Michael Stidham, Executive Vice President-- Retail of Oakwood Mobile Homes, Inc., a wholly-owned subsidiary of the Company and Larry T. Gilmore, Executive Vice President--Consumer Finance of Oakwood Acceptance Corporation, a wholly-owned subsidiary of the Company, and by all directors and officers as a group. Information as to the beneficial ownership of each of the other directors individually (including executive officers who are also directors) is included in the information on each director or nominee under the heading "Election of Directors."

                                                    Number of Shares                          Percentage of
Name of Beneficial Owner                           Beneficially Owned                      Shares Outstanding1

J. Michael Stidham                                       110,176(2)                                 (3)

Larry T. Gilmore                                          97,044(4)                                 (3)

All directors and executive                            3,464,917(5)                                 7.4%
officers as a group (16 persons)


-------------------------

(1) Based on the number of shares outstanding plus options which are presently exercisable or exercisable within 60 days.

(2) Includes 71,750 shares subject to options which are presently exercisable or exercisable within 60 days and 1,752 shares of restricted stock.

(3)      Less than 1%.

(4) Includes 76,600 shares subject to options which are presently exercisable or exercisable within 60 days, 2,570 shares of restricted stock and 3,400 shares held by Mr.
         Gilmore's wife.

(5) Includes 1,001,909 shares subject to options which are presently exercisable or exercisable within 60 days and 237,117 shares of restricted stock.

ELECTION OF DIRECTORS

         The Board of Directors has 10 members and one vacancy. Four of the directors' terms expire in 1997. The Board proposes to fill these positions at the meeting with three nominees to serve, subject to the provisions of the Bylaws, until the Annual Meeting of Shareholders in 2000 and until their successors are duly elected and qualified and one nominee to serve, subject to the provisions of the Bylaws, until the Annual Meeting of Shareholders in 1999 and until his successor is duly elected and qualified. There will be one vacancy on the Board of Directors. The Board of Directors intends to leave this position open until the Board of Directors has identified an appropriate individual who is willing to serve as a director. Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting at which a majority of the votes entitled to be cast is present. Provided a majority is present, abstentions and shares not voted are not taken into account in determining a plurality. It is the intention of the persons named in the accompanying proxy to vote all proxies solicited by the Board of Directors for the four nominees listed hereafter for terms expiring in 1999 and 2000, as the case may be, unless authority to vote for the nominees or an individual nominee is withheld by a shareholder. If for any reason any nominee shall not become a candidate for election as a director at the meeting, an event not now anticipated, the proxies will be voted for the four nominees including such substitutes as shall be designated by the Board of Directors.

         The nominees for election as directors to serve until 2000 were elected to their present terms, which expire in 1997, at the Annual Meeting of Shareholders held February 2, 1994:

                                                                                 Number of
                                                                                   Shares              Percentage
Name and                                                                        Beneficially           of Shares
Director Since                    Information About Director                       Owned1             Outstanding2

Kermit G. Phillips, II            Chairman   of   the   Board,    Phillips        143,352(3)              (4)
     1979                         Management Group, Inc., Greensboro, NC
                                  (real estate development and management
                                  company) since 1974. He is 62 years old.

H. Michael Weaver                 Chairman    of   the   Board   of   W.H.        127,552(5)              (4)
     1991                         Weaver Construction Company (general
                                  construction, real estate development and
                                  management) since 1975. He is 59 years
                                  old.

Francis T. Vincent,               Private      Investor.       Commission-         23,428(6)              (4)
 Jr.                              er of Major League Baseball, 1989-1992.
     1993                         Director of Time-Warner Inc., Horizon
                                  Group, Inc. and Culbro Corporation. He is
                                  58 years old.

         The nominee for election as a director to serve until 1999 was elected to his present term, which expires in 1997, by the Board of Directors at a special meeting of the Board on January 31, 1996 to fill a vacancy on the Board:

                                                                                 Number of
                                                                                   Shares              Percentage
Name and                                                                        Beneficially           of Shares
Director Since                    Information About Director                       Owned1             Outstanding2
Roger W. Schipke                  Private     Investor.     Chairman    of         8,428(7)              (4)
     1996                         the Board and Chief Executive Officer,
                                  Sunbeam Corporation (manufacturer of
                                  consumer products), 1993-1996; Chairman
                                  of the Board and Chief Executive Officer,
                                  The Ryland Group, Inc. (mortgage-banking
                                  and home building), 1990-1993. Director
                                  of Brunswick Corporation, Rouse
                                  Corporation and Legg Mason, Incorporated.
                                  He is 60 years old.



         The following members of the Board of Directors were elected to their present terms, which expire in 1998, at the Annual Meeting of Shareholders held February 1, 1995:


                                                                                   Number of             Percentage
                                                                                     Shares                  of
Name and                                                                         Beneficially              Shares
Director Since                    Information About Director                         Owned1             Outstanding2
Clarence W. Walker                Partner,         Kennedy         Covington        110,096(8)            (4)
     1971                         Lobdell & Hickman, L.L.P., Attorneys at
                                  Law, Charlotte, NC since 1961. He is 65
                                  years old.

Dennis I. Meyer                   Partner,       Baker      &      McKenzie,         83,796(9)            (4)
     1983                         Attorneys at Law, Washington, DC since
                                  1965. Director of United Financial
                                  Banking Companies, Inc. (bank holding
                                  company). He is 61 years old.


                                     5






C. Michael Kilbourne              Executive    Vice    President    of   the       147,081(10)            (4)
     1995                         Company since 1994 and Chief Financial
                                  Officer of the Company since 1988; Vice
                                  President of the Company, 1988-1994;
                                  Treasurer of the Company, 1988-1992. He
                                  is 46 years old.


         The following members of the Board of Directors were elected to their present terms, which expire in 1999, at the Annual Meeting of Shareholders held January 31, 1996:

                                                                                       Number of            Percentage
                                                                                         Shares                 of
Name and                                                                              Beneficially            Shares
Director Since                     Information About Director                            Owned1            Outstanding2
Nicholas J. St. George             President      and      Chief       Executive      1,529,632(11)             3.3%
     1972                          Officer of the Company since 1979.
                                   Director of American Bankers Insurance
                                   Group, Inc. and of Legg Mason,
                                   Incorporated. He is 57 years old.

A. Steven Michael                  Executive    Vice    President    and   Chief       278,932(12)                (4)
     1992                          Operating Officer of the Company since
                                   1989. He is 46 years old.

Sabin C. Streeter                  Managing         Director,          Donaldson        31,428(13)                (4)
     1993                          Lufkin & Jenrette Securities Corporation
                                   (investment banking firm) since 1976.
                                   Director of Middleby Corporation, Park-
                                   Hunter Incorporated and FOTOBALL, Inc.
                                   He is 55 years old.


--------------------

(1)      Common Stock ownership information is as of November 29, 1996.

(2) Based on the number of shares outstanding plus shares subject to options held by the director or nominee which are presently exercisable or exercisable within 60 days.

(3) Includes 64,548 shares subject to options which are presently exercisable or exercisable within 60 days.

(4)      Less than 1%.

(5) Includes 36,428 shares subject to options which are presently exercisable or exercisable within 60 days and 4,000 shares held by Mr. Weaver's wife.

(6) Includes 21,428 shares subject to options which are presently exercisable or exercisable within 60 days.

(7) Includes 6,428 shares subject to an option which is exercisable within 60 days.

(8) Includes 64,548 shares subject to options which are presently exercisable or exercisable within 60 days and 2,292 shares held by Mr. Walker's wife.

(9) Includes 64,548 shares subject to options which are presently exercisable or exercisable within 60 days and 5,188 shares held by Mr. Meyer's wife.

(10) Includes 111,134 shares subject to options which are presently exercisable or exercisable within 60 days and 2,969 shares of restricted stock.

(11) Includes 150,000 shares subject to options which are presently exercisable or exercisable within 60 days, 222,126 shares of restricted stock and 768,760 shares held by the Estate of Ralph L. Darling, for which Mr. St. George serves as executor.

(12) Includes 201,843 shares subject to options which are presently exercisable or exercisable within 60 days and 3,831 shares of restricted stock.

COMMITTEES OF THE BOARD OF DIRECTORS

         The Audit Committee is composed of Kermit G. Phillips, II, Clarence W. Walker and H. Michael Weaver. This Committee is responsible for recommending independent public accountants for the Company and reviewing the Company's financial statements, audit reports, internal financial controls and internal audit procedures. The Audit Committee met three times during the year ended September 30, 1996.

         The Compensation Committee is composed of Dennis I. Meyer and Francis
T. Vincent, Jr. This Committee reviews and makes recommendations and determinations with respect to the compensation of officers. The Compensation Committee met five times during the fiscal year ended September 30, 1996.

         The Board of Directors of the Company does not have a Nominating Committee.

         The Board of Directors met five times during the fiscal year ended September 30, 1996. Each director attended more than 75% of the aggregate of the number of meetings of the Board of Directors and the number of meetings of all Committees on which he served.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee is currently composed of Dennis I. Meyer and Francis T. Vincent, Jr.

         Donaldson Lufkin & Jenrette Securities Corporation, of which Sabin C. Streeter is Managing Director, has provided investment banking services to the Company during the past fiscal year and such firm may provide similar services to the Company during the current fiscal year.

         In the past, Weaver, Grubar & Black Company, a real estate broker of which H. Michael Weaver is Chairman of the Board and principal shareholder, has performed brokerage services for the Company in connection with the Company's purchase and sale of certain properties. In addition, W. H. Weaver Construction Company, of which Mr. Weaver is Chairman of the Board and principal shareholder, served as construction manager in connection with the construction of the Company's new headquarters in Greensboro, North Carolina. W. H. Weaver Construction Company received approximately $550,000 for such services.

         The law firm of Kennedy Covington Lobdell & Hickman, L.L.P., of which Clarence W. Walker is a partner has served as counsel to the Company since 1971. It is expected that such firm will continue to serve as counsel to the Company during the current fiscal year.

COMPENSATION COMMITTEE REPORT

         Compensation Committee. The Compensation Committee (the "Committee") is a standing committee of the Board of Directors composed of outside directors qualified under Section 162(m) of the Internal Revenue Code. Mr. Vincent is the Chairman. Mr. Meyer is the other member.

         The Committee attempts to insure that the executive compensation programs of the Company are developed, implemented and administered in a way that supports the Company's objective of linking compensation to performance. The Committee reviews and sets the base salaries for senior executives and provides for annual and long-term incentive compensation of senior executives under compensation plans that have received shareholder approval.

         Corporate Compensation Philosophy. The Committee believes that base compensation should be at the minimal level necessary to enable the Company to attract and retain the highly qualified executives it needs but that incentives should be provided so that the executives can achieve total compensation significantly in excess of those at comparable companies only if warranted by operating results. The major portion of each executive's annual compensation is provided through bonuses dependent on the accomplishment of annual performance goals. Long- term incentives are provided through long-term cash incentive awards and grants of stock options and restricted stock, which link the interests of the Company's executives and shareholders.

         Deductibility of Compensation. The Committee attempts to see that cash compensation paid to executive officers is deductible for federal income tax purposes. To that end the Committee and the Board of Directors presented for shareholder approval in fiscal 1996 the Executive Incentive Compensation Plan and the Key Employee Stock Plan. Many of the stock options granted by the Committee are incentive stock options, and the Company receives no tax deduction on the exercise of such options. The Committee believes that use of incentive stock options is important because upon exercise the executive will not need to sell the underlying stock to pay taxes.

         Executive Compensation. The Company's executive compensation program is composed of three basic elements: (A) base salary; (B) annual incentive opportunities to earn significant additional cash and restricted stock; and (C) long-term opportunities in the form of stock options and incentive awards in the form of cash and restricted stock based upon the Company's performance over time.

                  Base Salary. Base salaries for fiscal 1996 were unchanged from fiscal 1995. The Committee believes base salaries are significantly lower than those for like positions in comparable companies.

                  Annual Incentive Compensation. The Committee establishes an annual target bonus for each executive officer if a level of net earnings is met. The target bonus diminishes if net earnings are less, and increases if net earnings are greater. The executives eligible to participate and their respective target bonuses are determined by the Committee based upon the participant's level of responsibility and capacity to contribute to the achievement of annual profit goals. The Committee attempts to set a target bonus that will allow executives' annual cash compensation levels (base salary plus incentive compensation) to significantly exceed the median annual cash compensation levels at companies of comparable size if the Company achieves significant increases in net earnings. At least 10% and up to 50% of the bonus, at the election of the executive, is paid in restricted stock with a two or four year vesting period issued at a discount of 20% or 30% of the fair market value of the stock, with the discount increasing with the length of the vesting period. In determining fiscal 1996 bonuses, the Committee excluded from the calculation income arising from securitization gains in fiscal 1996. The average bonuses received in fiscal 1996 by the four most highly compensated executive officers other than Mr. St. George were significantly higher than in fiscal 1995 due to the Company's operating results.

                  Long Term Incentive Awards. The Committee provides long term incentives in the form of stock options, restricted stock awards and performance-based cash awards. Prior to fiscal 1996, awards were granted under the Company's 1990 Long Term Performance Plan. Beginning in fiscal 1996 these awards are made under the Key Employee Stock Plan and Executive Incentive Compensation Plan.

         Fiscal 1996 was the last year of a three-year cash incentive plan adopted by the Committee in fiscal 1994 and approved by the shareholders at the 1995 annual meeting. This plan provided that participating executives would receive a target cash award if the Company achieved compound growth in net income, as determined by the plan, of 15%. The plan provided that the target cash payment would increase 25% for each additional percentage point of compound growth in net income. In determining the compound growth in net income, the Committee excluded net income resulting from securitization gains and certain mergers. This resulted in compound net income growth, determined in accordance with the plan, of 38.46% and a multiplier of 6.865. Because of these excellent financial results, participating executives earned long term cash payments that were substantially higher than the targeted awards.

         During fiscal 1996, the Committee adopted a new three-year performance plan ending September 30, 1998. Under this plan, twelve executives of the Company will participate in a cash and restricted stock pool. The value of the pool will equal 10% of the Company's earnings over the three-year period in excess of a 10% return on equity. Fifty percent of the pool will be paid in cash and fifty percent in restricted stock which will be issued in 1998. The restricted stock will have a two or four year vesting period, at the election of the executive, and be issued at a discount of 20% or 30% of the fair market value of the stock, with the discount increasing with the length of the vesting period. In connection with the plan, the Committee also granted stock options which will fully vest in 1998 if the Company achieves a 15% return on equity during the three-year period. If return on equity is below 15%, a portion or all of the option, depending on the actual return on equity, will not vest until 2005. The four most highly paid executives other than Mr. St. George are participants in the plan. The Committee believes that this plan will create incentives for participating executives to continue to maximize the Company's performance during the period.

         Chief Executive Officer Compensation. The compensation for Mr. St. George consists of the same three basic elements as for the Company's other executive officers.

         Base Salary. Mr. St. George's base salary was set for fiscal 1996 at $450,000, which represents no change over fiscal 1995. The Committee believes Mr. St. George's base salary is substantially below the median base salary of chief executive officers of companies of comparable size.

         Annual Incentive Compensation. Mr. St. George's fiscal 1996 target bonus was significantly higher than any of the other executive officers, reflecting Mr. St. George's level of responsibility. Mr. St. George's target bonus was $385,000. The Company's net income in fiscal 1996 was $68 million, compared to $45 million in fiscal 1995, a 51% increase. Even with the exclusion of securitization gains, net income rose 27%. These excellent results caused the target to be multiplied by 4.207, resulting in a bonus of $1,619,695, an increase of 127% over fiscal 1995. Mr. St. George elected to take 30% of this bonus in restricted stock with a two- year vesting period. Although the Committee believes that this brings Mr. St. George's annual compensation to a level significantly higher than the average annual compensation of chief executive officers at comparable companies, the Committee believes that the performance of the Company warrants this level of compensation.

         Long Term Incentive Awards. Mr. St. George was one of the executive officers selected by the Committee to receive an award under the three year plan ending in 1996. Mr. St. George's target award was $1,102,000. Because of the Company's exceptional performance during the period, the amount of the award was $7,565,320.

         The Committee believes that the Committee's compensation policy for its executive officers, including Mr. St. George, which emphasizes short-term and long-term incentives based on operating results, has been a key contributing factor in the Company's excellent financial performance. During the last three years, earnings per share and net income (not taking into account the effect of pooling of interests accounting) have increased at compound growth rates of 34% and 40%, respectively. Over the same three year period the Company's market capitalization increased from $529 million to $1.237 billion, or 133%. The Company's cumulative total return to shareholders, including dividends, over the three year period was 110%, compared to 62% for the Standard & Poors 500. For additional information on shareholder performance, see "Performance Graph" on page 12.

         In order to continue to provide incentives for superior results, Mr. St. George was included in the three-year incentive plan ending September 30, 1998. Mr. St. George's participation percentage in the plan is 34%. In conjunction with the plan, Mr. St. George received a stock option for 160,000 shares, subject to the same terms and conditions as other options granted in conjunction with the plan.

         During fiscal 1996, the Committee also granted Mr. St. George an award of 200,000 shares of restricted stock. The award was subject to the performance criteria that the Company's net income or revenue increase by 10% or more in fiscal 1996, a condition that was met. The award does not vest unless Mr. St. George continues to serve in his present capacity, or any other capacity he may be asked to perform in by the Board of Directors, for five years. The Committee believes that this award will ensure that Mr. St. George will continue to work for the Company for a sufficient period of time to allow the Board to plan for Mr. St. George's succession.

                                         Francis T. Vincent, Jr., Chairman
                                          Dennis I. Meyer

SHAREHOLDER RETURN PERFORMANCE GRAPH

         Presented below is a line graph comparing the yearly percentage change in the Company's cumulative shareholder return on the Company's Common Stock against the cumulative total return of the Standard & Poors ("S&P") 500 Index and a peer group for the period commencing October 1, 1991 and ending September 30, 1996, covering the Company's last five fiscal years. The peer group consists of the following publicly traded companies, all of which are engaged in aspects of the manufactured housing industry: Cavalier Homes, Inc., Champion Enterprises, Inc., Clayton Homes, Inc., Fleetwood Enterprises, Inc., Liberty Homes, Inc., Schult Homes Corporation and Skyline Corporation.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                 AMONG THE COMPANY, S&P 500 INDEX AND PEER GROUP



           (A graph appears below and the plot points are as follows:)

                          OAKWOOD HOMES CORPORATION
                  Total Cumulative Shareholder Return for
                Five-Year Period Ending September 30, 1996

     September 30...   1991    1992    1993    1994    1995    1996
     Oakwood Homes    100.00  172.29  299.80  290.67  409.12  630.78
     Peer Group       100.00  119.45  172.31  183.53  211.19  299.38
     S&P 500          100.00  111.00  125.36  130.02  168.56  202.72


This graph assumes that $100 was invested in the Company's Common Stock on October 1, 1991 in the S&P 500 Index and in the peer group, and assumes reinvestment of all dividends.

EXECUTIVE COMPENSATION

         The table below shows certain compensation information for the three fiscal years ended September 30, 1996 concerning the Company's Chief Executive Officer and the Company's other four most highly compensated executive officers (collectively, the "Named Executive Officers").

                                            SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------------------------------------------------------------
                                                      Annual Compensation                             Long Term Compensation
                                      ----------------------------------------------------------------------------------------------
                                                                                                      Awards               Payouts


                                                                                           Securities
                                                                                           Underlying                 ALL OTHER
                                                              Other Annual    RESTRICTED     Options/   LTIP PAYOUTS   COMPEN-
     Name and               Fiscal      Salary      Bonus     Compensation  STOCK AWARD(S)     SARs          ($)       SATION
Principal Position          Year         ($)         ($)         ($)(1)           ($)           (#)                    ($)(2)
                                                                            ----------------------------------------
----------------------------------------------------------------------------                                        --------------
Nicholas J. St. George      1996      450,000    1,133,787(3)  70,924(4)     553,150(5)(6)   160,000/0   $7,565,230    7,071
 President and Chief        1995      450,000      712,250         --              0             0            0        5,716
 Executive Officer          1994      325,000         673,000      --              0         82,500/0         0        14,015


A. Steven Michael           1996      255,000      757,260         --          95,775(6)     90,000/0    $3,981,700    4,600
 Executive Vice President   1995      255,000      370,000         --              0             0            0        11,686
 of the Company             1994      180,000      282,000         --              0         17,000/0         0        10,385

C. Michael Kilbourne        1996      200,000      586,877         --          74,225(6)     56,000/0    $2,553,780    3,129
 Executive Vice President   1995      200,000      286,750         --              0             0            0        4,730
 of the Company             1994      140,000      206,800         --              0         11,000/0         0        4,837

J. Michael Stidham          1996      140,000      346,356         --          43,800(6)     40,000/0    $1,167,050    5,192
 Executive Vice President   1995      140,000      265,400         --              0             0            0        8,085
 of Oakwood Mobile          1994      105,000      177,000         --              0          5,000/0         0        5,169
 Homes, Inc.

Larry T. Gilmore            1996      140,000      299,855         --          64,250(6)     40,000/0    $1,167,050    3,817
 Executive Vice             1995      140,000      211,200         --              0             0            0        7,609
President    -- Consumer    1994      115,000      142,500         --              0          5,000/0         0        6,428
Finance of
 Oakwood Acceptance
 Corporation
------------------------------------------------------------------------------------------------------------------------------------

(1) NO NAMED EXECUTIVE OFFICER HAS RECEIVED PERSONAL BENEFITS DURING THE LISTED YEARS IN EXCESS OF THE LESSER OF $50,000 OR 10% OF ANNUAL SALARY AND BONUS OTHER THAN MR. ST. GEORGE.

(2) THE COMPONENTS OF THE AMOUNTS SHOWN IN THIS COLUMN CONSIST OF COMPANY CONTRIBUTIONS UNDER THE COMPANY'S VARIOUS RETIREMENT PLANS FOR MESSRS. ST. GEORGE, MICHAEL, KILBOURNE, STIDHAM AND GILMORE, RESPECTIVELY, OF APPROXIMATELY $6,733, $1,676, $3,088, $4,191 AND $3,171 FOR 1996, AND
       $4,050, $8,356, $4,440, $6,757 AND $6,590 FOR 1995 AND $13,655, $8,149,
       $4,717, $4,377 AND $5,905 FOR 1994, AND THE INTEREST ACCRUED ON DEFERRED COMPENSATION ACCOUNTS THAT ARE CONSIDERED BY THE SECURITIES AND EXCHANGE COMMISSION TO BE AT ABOVE-MARKET RATES IN THE AMOUNTS OF $338, $2,924, $41, $1,001 AND $646 FOR THE

       ACCOUNTS OF MESSRS. ST. GEORGE, MICHAEL, KILBOURNE, STIDHAM AND GILMORE, RESPECTIVELY, FOR 1996, $1,666, $3,330, $290, $1,328 AND $1,019 FOR THE
       ACCOUNTS OF MESSRS. ST. GEORGE, MICHAEL, KILBOURNE, STIDHAM AND GILMORE, RESPECTIVELY, FOR 1995, AND $360, $2,236, $120, $792 AND $523 FOR THE
       ACCOUNTS OF MESSRS. ST. GEORGE, MICHAEL, KILBOURNE, STIDHAM AND GILMORE, RESPECTIVELY, FOR 1994.

(3) DOES NOT INCLUDE THE VALUE OF THE PORTION OF THE BONUS PAID IN SHARES OF RESTRICTED STOCK. SEE NOTE 5 BELOW.

(4) INCLUDES $48,981 ATTRIBUTABLE TO THE COST OF COMPANY AIRCRAFT FOR MR. ST. GEORGE'S PERSONAL USE.

(5) DOES NOT INCLUDE THE DOLLAR VALUE OF 200,000 SHARES OF RESTRICTED STOCK ISSUED TO MR. ST. GEORGE IN NOVEMBER 1995 WHICH WILL VEST IN THE YEAR 2000, SUBJECT TO THE SATISFACTION OF CERTAIN PERFORMANCE AND OTHER CRITERIA. DIVIDENDS WILL BE PAID ON THE SHARES OF RESTRICTED STOCK. SEE "COMPENSATION COMMITTEE REPORT" AND "LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR" FOR ADDITIONAL INFORMATION ON THE TERMS OF THE RESTRICTED STOCK.

(6) AMOUNT REPRESENTS THE DOLLAR VALUE OF SHARES OF RESTRICTED STOCK ISSUED TO THE NAMED EXECUTIVE OFFICERS AS PARTIAL PAYMENT OF THEIR BONUSES FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1996. AT SEPTEMBER 30, 1996, MR. ST. GEORGE HELD 200,000 SHARES OF RESTRICTED STOCK WITH A VALUE EQUAL TO $5,425,000, BASED ON A CLOSING PRICE OF THE COMMON STOCK ON THE NEW YORK STOCK EXCHANGE OF $27.125; NO OTHER NAMED EXECUTIVE OFFICER HELD SHARES OF RESTRICTED STOCK AT SEPTEMBER 30, 1996. THE 33,248 SHARES OF RESTRICTED STOCK ISSUED TO THE NAMED EXECUTIVE OFFICERS AS PARTIAL PAYMENT OF THEIR BONUSES WERE NOT ISSUED UNTIL NOVEMBER 4, 1996. DIVIDENDS WILL BE PAID ON THE SHARES OF RESTRICTED STOCK. SEE "COMPENSATION COMMITTEE REPORT" FOR ADDITIONAL INFORMATION ON THE TERMS OF THE RESTRICTED STOCK.

       THE TABLE BELOW SETS FORTH THE GRANT OF STOCK OPTIONS AND SARS DURING THE FISCAL YEAR ENDED SEPTEMBER 30, 1996 TO EACH OF THE NAMED EXECUTIVE OFFICERS. SEE "COMPENSATION COMMITTEE REPORT" FOR ADDITIONAL INFORMATION REGARDING THESE GRANTS.


                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                      POTENTIAL REALIZABLE VALUE
                                                                                                      AT ASSUMED ANNUAL RATES OF
                                                                                                       STOCK PRICE APPRECIATION
                                       INDIVIDUAL GRANTS                                                    FOR OPTION TERM

                              NUMBER OF        % OF TOTAL
                             SECURITIES       OPTIONS/SARS
                             UNDERLYING        GRANTED TO        EXERCISE OR
                            OPTIONS/SARS      EMPLOYEES IN       BASE PRICE      EXPIRATION DATE
          NAME               GRANTED (#)       FISCAL YEAR         $/SHARE                              5%($)            10%($)
          ----               -----------       -----------         -------                              -----            ------

Nicolas J. St. George          160,000(1)            12.3%          $18.33         11/15/2005           $1,844,432        $4,673,600

A. Steven Michael               90,000(1)             6.9%          $18.33         11/15/2005           $1,037,700        $2,628,900

C. Michael Kilbourne            56,000(1)             4.3%          $18.33         11/15/2005             $645,680        $1,635,760

J. Michael Stidham              40,000(1)             3.1%          $18.33         11/15/2005             $461,200        $1,268,400

Larry T. Gilmore                40,000(1)             3.1%          $18.33         11/15/2005             $461,200        $1,168,400

-------------------

(1) This option will fully vest in 1998 if the Company achieves a 15% return on equity in the three-year period ending September 30, 1998. If return on equity is below 15%, all or a portion of such option, depending on the actual return on equity, will not vest until 2005.

       The table below sets forth, on an aggregated basis, each exercise of stock options or SARs during the fiscal year ended September 30, 1996 by each of the Named Executive Officers and the 1996 fiscal year-end value of unexercised options and SARs:

                   AGGREGATED OPTION/SAR EXERCISES IN THE 1996
                    FISCAL YEAR AND FY-END OPTION/SAR VALUES


                                                                                                          VALUE OF
                                                                                NUMBER OF                UNEXERCISED
                                                                               UNEXERCISED              IN-THE-MONEY
                                                                              OPTIONS/SARS              OPTIONS/SARS
                                                                                AT FY-END                 AT FY-END

                                  SHARES
                                ACQUIRED ON             VALUE                 EXERCISABLE/              EXERCISABLE/
NAME                             EXERCISE             REALIZED              UNEXERCISABLE (#)         UNEXERCISABLE ($)
----                             --------             --------              -----------------         -----------------

Nicholas J. St. George                253,578              $4,676,159        237,572/298,600         4,229,385/4,561,454

A. Steven Michael                      47,000                $731,180        194,297/116,453         4,603,567/1,195,268

C. Michael Kilbourne                   21,000                $334,354                                 2,371,397/751,702
                                                                             103,588/74,454

J. Michael Stidham                     37,924                $683,535         69,296/42,454           1,530,103/399,222

Larry T. Gilmore                       26,000                $408,080         74,146/42,454           1,539,291/399,222


       The table below sets forth certain information regarding awards to the Named Executed Officers under the Company's Executive Incentive Compensation Plan (the "Awards") during the fiscal year ended September 30, 1996. The Awards will be paid 50% in cash and 50% in restricted shares of Common Stock. Each Named Executive Officer was assigned a percentage participation, set forth in the table below, in an incentive compensation pool (the "Pool"). The amount of the Pool, to be determined following the fiscal year ending September 30, 1998, will be equal to 10% of the amount by which the Company's net income exceeds a 10% return on equity (determined by averaging the return on equity for each of the three fiscal years ending September 30, 1998). There is no target minimum or maximum amount to be paid. See "Compensation Committee report" for additional information regarding the Awards.


             LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

                                            PERFORMANCE OR OTHER PERIOD
NAME                                        UNTIL MATURATION OR PAYOUT           % PARTICIPATION

Nicholas J. St. George                          September 30, 1998                     34%

A. Steven Michael                               September 30, 1998                     18%

C. Michael Kilbourne                            September 30, 1998                     12%

J. Michael Stidham                              September 30, 1998                      5%

Larry T. Gilmore                                September 30, 1998                      5%


         In addition, during the fiscal year Mr. St. George received an award of restricted stock as follows:

                                                                PERFORMANCE OR OTHER PERIOD
NAME                           NUMBER OF SHARES                  UNTIL MATURATION OR PAYOUT

Nicholas J. St. George             200,000                              2000(1)


--------------------

(1) This award was subject to the performance criteria that the Company's net income or revenue increase by 10% or more in fiscal 1996, a condition that was met. The award does not vest unless Mr. St. George continues to serve in his present capacity, or any other capacity he may be asked to perform in by the Board of Directors, for five years. See "Compensation Committee Report" for additional information regarding the award.

COMPENSATION OF DIRECTORS

       The directors of the Company who are not employees are paid an annual fee of $28,000 plus $1,000 for each Board meeting attended, $1,000 for each Committee meeting attended and not held on the same day as a Board meeting and $500 for each Board meeting participated in by conference telephone. Non-employee directors also have received stock options under the Company's 1990 Director Stock Option Plan under which each non-employee director was granted an option to purchase 15,000 shares of the Common Stock on each of July 30, 1992 and 1994 and an option to purchase 6,428 shares of Common Stock on July 30, 1996 at an option price equal to the fair market value of the Common Stock on such dates.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL
ARRANGEMENTS

       The Company has entered into employment agreements with Messrs. St. George, Michael and Kilbourne. The agreements provide that in the event of a change of control of the Company, as defined in the agreements, before or on January 30, 2001, these executives will remain in the employ of the Company for two years after such change of control. If the employment of an executive is terminated within two years after such change of control for reason other than death, disability or cause, as defined in the agreements, or if an executive resigns during such time for good reason, as defined in the agreements, the executive is entitled to a lump sum payment equal to two times his annual compensation. The agreements are intended to provide key executives a greater sense of security, assure their objectivity in analyzing any potential change in control and preserve continuity of management in the event of a change in control.

         The Company has entered into an Executive Disability Benefit Agreement with Mr. St. George. Under the disability agreement, the Company will pay to Mr. St. George his then current base salary for the first 180 days he is totally disabled. After such time, he will be paid specified sums so long as he is totally disabled and under the age of 65. The agreement provides for Mr. St. George to receive $23,942 per month in the event of his total disability. In the event of a partial disability, Mr. St. George will receive lesser payments. In no event, however, will the Company be obligated under the disability agreement to pay more than twice the amount of the payments the Company will receive pursuant to disability income policies purchased by the Company to insure Mr. St. George.

       The Company has entered into Executive Retirement Benefit Employment Agreements with Messrs. St. George, Michael, Kilbourne, Stidham and Gilmore. Pursuant to the retirement agreements, these executives will receive monthly retirement benefit payments for a period of fifteen years. The amount of such retirement payments will vary according to the reason for the termination of the executive's employment and the age of the executive at the time of termination. Mr. St. George is entitled to payments if he retires after reaching age 55 and Messrs. Michael, Kilbourne, Stidham and Gilmore after reaching age 60. The annual retirement benefit payable upon retirement at age 65 to each of the Named Executive Officers is as follows: $403,212 for Mr. St. George, $315,680 for Mr. Michael, $150,399 for Mr. Kilbourne, $158,351 for Mr. Stidham and $90,298 for Mr. Gilmore. The benefit amount decreases for each year the executive retires before age 65. Retirement benefits will be paid to an executive if he leaves the Company before the minimum retirement age as a result of a termination without cause or a voluntary termination with the approval of the Board of Directors or if an executive is terminated without his consent and without cause after a change of control of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Section 16(a) of the Securities and Exchange Act of 1934 (the Exchange
Act) requires the Company's directors and executive officers and persons who own more than 10% of the Company's Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock and other equity securities. Officers, directors and greater than 10% shareholders are required to furnish the Company with copies of all such reports they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 1996, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial shareholders were complied with.

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

       The Board of Directors has selected Price Waterhouse LLP as independent public accountants to examine the financial statements of the Company and its subsidiaries for the fiscal year ending September 30, 1997. This selection is being presented to the shareholders for their ratification at the Annual Meeting.

       The firm of Price Waterhouse LLP has examined the financial statements of the Company since 1977. Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting of Shareholders with an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

       The Board of Directors recommends a vote FOR ratification of the selection of Price Waterhouse LLP as independent public accountants to examine the financial statements of the Company and its subsidiaries for the fiscal year ending September 30, 1997, and proxies solicited by the Board of Directors will be so voted unless shareholders specify otherwise.

SHAREHOLDER PROPOSALS

       Any proposal that a shareholder intends to present for action at the 1998 Annual Meeting of Shareholders, currently scheduled for February 4, 1998, must be received by the Company no later than August 25, 1997 in order for the proposal to be included in the proxy statement and form of proxy for the 1998 Annual Meeting of Shareholders. The proposal should be sent to Secretary, Oakwood Homes Corporation, Box 27081, Greensboro, North Carolina 27425- 7081.

          ***********************************************************
                                    APPENDIX


                            OAKWOOD HOMES CORPORATION
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
         FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JANUARY 29, 1997

         The undersigned hereby appoints NICHOLAS J. ST. GEORGE and C. MICHAEL KILBOURNE, and each or either of them proxies, with full power of substitution, with the powers the undersigned would possess if personally present, to vote, as designated below, all shares of the $.50 par value Common Stock of the undersigned in Oakwood Homes Corporation at the Annual Meeting of Shareholders to be held January 29, 1997, and at any adjournment thereof.

       This proxy will be voted FOR the election of all nominees as directors and FOR item 2 unless otherwise specified. The Board of Directors recommends voting for on each item.

1. ELECTION OF DIRECTORS: Nominees are Kermit G. Phillips, II, H. Michael Weaver, Francis T. Vincent, Jr. and Roger W. Schipke.

       [ ] FOR all listed nominees (except do not vote for the            [ ] WITHHOLD AUTHORITY to vote for the listed
           nominee(s) whose name(s) I have written below)                     nominees



2. RATIFICATION OF SELECTION OF PRICE WATERHOUSE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS

            [ ] FOR                  [ ] AGAINST              [ ] ABSTAIN


                   (Continued and to be signed on the reverse)

       In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

       Receipt of the Notice of Annual Meeting and accompanying Proxy Statement is hereby acknowledged. This proxy will be voted as specified herein, and, unless otherwise directed, will be voted FOR the election of all nominees and FOR item 2.

       Please date, sign exactly as printed below and return promptly in the enclosed postage-paid envelope.

                                     Dated: _____________________________, 199_.

                                     ___________________________________________

                                     ___________________________________________
                                     (When signing as attorney, executor,
                                     administrator, trustee, guardian, etc.,
                                     give title as such. If a joint account,
                                     each joint owner should sign personally.)